EXHIBIT 5.1

                           Matthews & Branscomb, P.C.
                        106 S. St. Marys St., Sutie 700
                            San Antonio, Texas 78205

                               September 17, 1997



Lancer Corporation
6655 Lancer Boulevard
San Antonio, Texas 78219
Attn: John P. Herbots

Gentlemen:

We have acted as special securities counsel for Lancer Corporation, a Texas corporation (the Company), in connection with various legal matters relating to the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission with respect to 900,000 shares of Common Stock, $.01 par value per share (the Common Stock), of the Company which may be purchased pursuant to exercise of options granted pursuant to the Companys Stock Incentive Plan of 1996 (collectively, the Plan). We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, on the basis of such examination, advise you that in our opinion the 900,000 shares of Common Stock to be issued to participants in the Plan will, when issued pursuant to the terms of the Plan, be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933.

                                Very truly yours,

                                      MATTHEWS & BRANSCOMB,
                                      A Professional Corporation


                                      By:/s/ Mark A. Phariss
                                             Mark A. Phariss










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